Exhibit 15.1

November 3, 2016

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We are aware that our report dated September 1, 2016 on our review of interim financial information of Alcoa Corporation (formerly known as Alcoa Upstream Corporation) for the six-month periods ended June 30, 2016 and 2015 and included in Alcoa Corporation’s Registration Statement on Form 10 (No. 001-37816, effective October 17, 2016) is incorporated by reference in its Registration Statement on Form S-8 dated November 3, 2016 related to the Retirement Savings Plan for Hourly Employees of Alcoa USA Corp. and the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania